                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                             Summit Technology Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                            SUMMIT TECHNOLOGY, INC.
                                21 HICKORY DRIVE
                               WALTHAM, MA 02154

Dear Shareholder:

     It is a pleasure to invite you to your Company's 1998 Annual Meeting on Thursday, May 28, beginning at 9:00 a.m. local time, at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts. This will be Summit Technology's eleventh Annual Meeting of Shareholders, and it comes at a time when the Company is faced with both significant opportunities and significant challenges. I hope that those who find the time and place convenient will attend the meeting.

     Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations.

     Thank you for your interest.

                                          Sincerely,

                                          /s/ Robert J. Palmisano
                                          ROBERT J. PALMISANO
                                          Chief Executive Officer

                            SUMMIT TECHNOLOGY, INC.
                                21 HICKORY DRIVE
                               WALTHAM, MA 02154

                            ------------------------

                      NOTICE OF SPECIAL MEETING IN LIEU OF
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     A Special Meeting in Lieu of 1998 Annual Meeting of Stockholders ("Meeting") of Summit Technology, Inc. ("Company") will be held at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, on Thursday, May 28, 1998 at 9:00 A.M. to consider and act upon the following matters:

          1.  To elect two directors to serve for three-year terms; and

          2. To transact such other business as may properly come before the Meeting or any adjournment or adjournments of the Meeting.

     Stockholders of record at the close of business on April 1, 1998 are entitled to receive notice of and to vote at the Meeting.

     All stockholders are cordially invited to attend the Meeting.

                                          By Order of the Board of Directors

                                          JAMES LIGHTMAN SIGNATURE
                                          JAMES A. LIGHTMAN, Clerk

April 15, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                            SUMMIT TECHNOLOGY, INC.
                                21 HICKORY DRIVE
                               WALTHAM, MA 02154
                            ------------------------

                 PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF
                      1998 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 28, 1998
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Summit Technology, Inc. ("Company") for use at the Special Meeting in Lieu of 1998 Annual Meeting of Stockholders ("Meeting") to be held on May 28, 1998 and at any adjournments thereof. Each signed and returned proxy will be voted in accordance with the instructions, if any, of the stockholder(s) executing such proxy. If a stockholder attends the Meeting and votes in person, his or her proxy will not be counted. A signed proxy may be revoked at any time before it is exercised in person or by giving written notice of revocation to the Clerk of the Company at the above address.

     The Board of Directors (hereinafter sometimes referred to as the "Board") has fixed April 1, 1998 as the record date for determining the stockholders entitled to vote at the Meeting. On that date there were 31,294,627 shares of common stock, $.01 par value ("Common Stock"), of the Company issued, of which 31,044,697 were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

     This Proxy Statement and the accompanying proxy card and Annual Report are being mailed to stockholders on or about April 15, 1998.

                              PROPOSAL NUMBER ONE

                             ELECTION OF DIRECTORS

     The Company's Articles of Organization and By-Laws fix the number of directors at seven and provide for the election of directors to staggered, three-year terms. Two directors will be elected at this Meeting for terms ending at the annual meeting of stockholders for the year 2001 (and until their successors are elected and qualified). The Board has nominated Jeffrey A. Bernfeld and Richard M. Traskos for re-election as directors.

     Unless otherwise instructed, the persons named in the proxy will vote to elect such nominees as directors. Although the Board does not contemplate that the nominees will be unavailable to serve as directors, if for some reason the nominees are unable to serve, the enclosed proxy will be voted for such substituted nominee(s), if any, as may be designated by the Board.

     The following information summarizes the recent business experience and qualifications of the nominees.

     Mr. Bernfeld was first elected to the Board in October, 1988. Mr. Bernfeld is Vice President and General Counsel of American Science and Engineering, Inc., a publicly held manufacturer of x-ray based detection equipment. Mr. Bernfeld was Vice President and General Counsel of Spire Corporation, a publicly held company specializing in biomaterials, optoelectronics and energy technologies, from June, 1992 to February, 1996. From 1991 through June, 1992, Mr. Bernfeld was a principal of the consulting firm Global Solutions, Inc., and from 1988 to 1990, Mr. Bernfeld was Vice President and General Counsel of the Mediplex Group, Inc. Prior to joining Mediplex, Mr. Bernfeld was a member of the law firm of Goldstein & Manello, P.C.

     Mr. Traskos was first elected to the Board in March, 1987. Mr. Traskos is a vice president of Shoreline Insurance Co., Inc., a business insurance brokerage firm located in Clinton, Connecticut. From March, 1993 to September, 1997, Mr. Traskos was a vice president of Arthur A. Watson, Inc., a business insurance brokerage firm located in Wethersfield, Connecticut. Before joining Arthur A. Watson, Mr. Traskos served as a director and senior vice president of Allen, Russell & Allen, Inc., a business insurance brokerage and consulting firm with principal offices located in Hartford, Connecticut. Mr. Traskos is a licensed insurance broker and certified insurance consultant.

     The re-election of Messrs. Bernfeld and Traskos requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to notice of and to vote at the Meeting. See "Voting Procedures" for a discussion of the method by which votes, including abstentions and broker non-votes, will be tabulated.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RE-ELECTION OF MESSRS. BERNFELD AND TRASKOS AS DIRECTORS.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock on February 28, 1998, (i) by each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of the Company's Common Stock, (ii) by each of the Company's directors, (iii) by each of the Named Executive Officers listed below in the Summary Compensation Table and (iv) by all directors and executive officers as a group.

                                                                 SHARES         PERCENT
                                                              BENEFICIALLY    BENEFICIALLY
                      BENEFICIAL OWNER                          OWNED(1)        OWNED(2)
                      ----------------                        ------------    ------------
Jeffrey A. Bernfeld.........................................     23,434(3)         *
Richard F. Miller...........................................     13,834(4)         *
John A. Norris..............................................     27,542(5)         *
Richard M. Traskos..........................................     27,063(6)         *
Robert J. Palmisano.........................................    101,000(7)         *
Peter E. Litman.............................................    134,643(8)         *
Alex C. Sacharoff...........................................     23,149(9)         *
D. Verne Sharma.............................................     75,085(10)        *
Menderes Akdag..............................................      3,385(11)        *
All Executive Officers and Directors as a Group (17
  persons)..................................................    527,383           1.7%
Rajiv P. Bhatt..............................................    152,050(12)        *

---------------
  *  Less than 1% of the outstanding Common Stock

 (1) Except as otherwise noted, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares of Common Stock set forth opposite such persons' name. Amounts shown include shares pursuant to stock options which may be exercised within 60 days of February 28, 1998.

 (2) Determined on the basis of 31,044,627 shares outstanding, except that shares underlying options exercisable within 60 days of February 28, 1998 are deemed outstanding for calculating the percentage owned by holders thereof.

 (3) Includes options to purchase 21,834 shares of Company Stock.

 (4) Includes options to purchase 13,334 shares of Company Stock.

 (5) Includes options to purchase 21,834 shares of Company Stock.

 (6) Includes options to purchase 21,834 shares of Company Stock. Includes 1,050 shares owned by Mr. Traskos' wife as to which Mr. Traskos disclaims beneficial ownership.

 (7) Includes options to purchase 100,000 shares of Company Stock.

 (8) Includes options to purchase 133,873 shares of Company Stock and 770 shares held in the Company's 401(k) plan.

 (9) Includes options to purchase 7,484 shares of Company Stock and 665 shares held in the Company's 401(k) plan.

(10) Includes options to purchase 75,000 shares of Company Stock and 85 shares held in the Company's 401(k) plan.

(11) Includes options to purchase 2,500 shares of Company Stock.

(12) Includes options to purchase 152,050 shares of Company Stock. Mr. Bhatt's employment with the Company terminated effective August 18, 1997.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers and directors of the Company.

           NAME               AGE                       POSITION
           ----               ---                       --------
Robert J. Palmisano.......    53     Director and Chief Executive Officer
D. Verne Sharma...........    48     President and Chief Operating Officer
Robert J. Kelly...........    53     Executive Vice President, Chief Financial
                                       Officer and Treasurer
Peter E. Litman...........    47     Executive Vice President, Corporate Business
                                       Development
Eric P. Ankerud...........    41     Vice President, Quality, Regulatory and
                                       Clinical Affairs
John P. Coffidis..........    48     Vice President, Global Customer Support
P. Bernard Haffey.........    35     Vice President, Sales and Marketing
Peter J. Klopotek.........    45     Vice President, Science and Technology
James A. Lightman.........    40     Vice President and General Counsel
Bernard R. Patriacca......    54     Vice President and Controller
James L. Richey...........    50     Vice President, Operations
Alex C. Sacharoff.........    41     Vice President, Research & Development
Menderes Akdag............    37     President, Lens Express, Inc.
Jeffrey A. Bernfeld(2)....    40     Director
Richard F. Miller(1)......    46     Director
John A. Norris............    51     Director
Richard M. Traskos(1,2)...    50     Director

---------------
(1) Audit Committee

(2) Compensation Committee

ROBERT J. PALMISANO, DIRECTOR AND CHIEF EXECUTIVE OFFICER

     Mr. Palmisano, 53, joined the Company in April, 1997 as Chief Executive Officer and a member of the Board of Directors. From 1984 to January, 1996, Mr. Palmisano was employed at Bausch and Lomb, Inc., where he served from 1988 to 1996 as Senior Vice President and as President of the Eyewear Division. From January, 1996 to April, 1997, Mr. Palmisano was a private consultant. Mr. Palmisano holds a BA degree from Providence College.

D. VERNE SHARMA, PRESIDENT AND CHIEF OPERATING OFFICER

     Mr. Sharma, 48, joined the Company in April, 1996 as President and served as Interim Chief Executive Officer from September, 1996 to April, 1997. Mr. Sharma previously served as Vice President of Marketing at United States Surgical Corporation, and prior to that was General Manager of Business Units at General Electric Medical Systems and Rohm and Hass Company. Mr. Sharma holds an MBA from the Wharton School and an undergraduate degree in Chemical Engineering from the University of the West Indies, Trinidad and Tobago.

ROBERT J. KELLY, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

     Mr. Kelly, 53, joined the Company in November, 1997 as Executive Vice President, Chief Financial Officer and Treasurer. From 1972 to 1997 Mr. Kelly was employed by Bull HN Information Systems Inc., where he served from 1992 to February, 1997 as Executive Vice President and Chief Financial Officer. Mr. Kelly holds an MBA from Harvard Business School and a BS from the University of Massachusetts.

ERIC P. ANKERUD, VICE PRESIDENT, QUALITY, REGULATORY, AND CLINICAL AFFAIRS

     Mr. Ankerud, 41, joined the Company in July, 1997 as Vice President of Quality, Regulatory and Clinical Affairs. From 1994 to 1997 Mr. Ankerud served as Director of Corporate Regulatory Affairs at Bausch and Lomb, Inc. From 1991 to 1994 Mr. Ankerud was Vice President of Regulatory Affairs for the Surgical Products Group at C.R. Bard, Inc. Mr. Ankerud holds a JD from the Faculty of Law and Jurisprudence, SUNY at Buffalo and a BA in economics from St. Lawrence University.

JOHN P. COFFIDIS, VICE PRESIDENT, GLOBAL CUSTOMER SUPPORT

     Mr. Coffidis, 48, joined the Company in November, 1987 and was promoted to Vice President, Global Customer Support in August, 1997. Mr. Coffidis previously served with Johnson and Johnson in the Medical Instrumentation Division from 1973 to 1987. During his employment with J & J, Mr. Coffidis served ten years in Europe as International Customer Support Manager. Mr. Coffidis holds a Masters Degree in Management from Cambridge College and a BA in biology from the University of Massachusetts.

P. BERNARD HAFFEY, VICE PRESIDENT, SALES AND MARKETING

     Mr. Haffey, 35, joined the Company in September, 1997 as Vice President, Sales and Marketing. Prior to joining the Company, Mr. Haffey was employed since 1990 at Mentor Opthalmics, Inc., most recently serving as the Vice President of Marketing and Sales. Mr. Haffey holds an MBA from Cornell University and a BA from Colgate University.

PETER J. KLOPOTEK, VICE PRESIDENT, SCIENCE AND TECHNOLOGY

     Dr. Klopotek, 45, joined the Company in January, 1987 as Manager of Laser Development. Dr. Klopotek was promoted to the position of Chief Scientist in 1990 and to Vice President, Science and Technology in October, 1991. Prior to joining the Company, Dr. Klopotek was Project Manager at Lambda Physik GmbH in Gottingen, Germany from 1984 to 1986. Dr. Klopotek holds a Ph.D. in physics from the Max Planck Institute and an MS in electrical engineering.

JAMES A. LIGHTMAN, VICE PRESIDENT AND GENERAL COUNSEL

     Mr. Lightman, 40, joined the Company in February, 1996 as Assistant General Counsel and was promoted to Vice President and General Counsel in January, 1998. Prior to joining the Company, Mr. Lightman was a member of Goldstein and Manello, P.C., a Boston law firm which he joined in 1984. Mr. Lightman holds a JD from Boston University Law School and a BS from Boston University School of Management.

PETER E. LITMAN, EXECUTIVE VICE PRESIDENT, CORPORATE BUSINESS DEVELOPMENT

     Mr. Litman, 47, joined the Company in September, 1990 as Vice President and General Counsel and was promoted to Executive Vice President of Corporate Business Development in January, 1998. Prior to joining the Company, Mr. Litman was a member of Goldstein and Manello, P.C., a Boston law firm. Mr. Litman holds a JD from Columbia University School of Law and a BA from the University of Pennsylvania.

BERNARD R. PATRIACCA, VICE PRESIDENT AND CONTROLLER

     Mr. Patriacca, 54, joined the Company in November, 1997. From 1973 to 1991, Mr. Patriacca was employed in various capacities at Dunkin Donuts, Inc., including Chief Financial Officer and a Director. From 1991 to 1994, Mr. Patriacca held senior financial management positions at several privately held consumer services companies. From 1994 until joining the Company, Mr. Patriacca served as Vice President of Errands Etc., Inc., a privately held homeowners' personal service company. Mr. Patriacca also serves as a Director of Smith-Midland Corporation, a publicly held developer and manufacturer of precast concrete products. Mr. Patriacca received a BS and an MBA from Northeastern University.

JAMES L. RICHEY, VICE PRESIDENT, OPERATIONS

     Mr. Richey, 50, joined the Company in September, 1997 as Vice President of Operations. Prior to joining the Company, Mr. Richey served since 1994 as Vice President and General Manager of U.S. Operations for Datapoint Corporation, a manufacturer of computer servers, operating systems, LANs and video communication systems. Mr. Richey holds an MBA from Clark University, an MS in Electrical Engineering from Northeastern University, and a BS degree in Electrical Engineering from Worcester Polytechnic Institute.

ALEX C. SACHAROFF, VICE PRESIDENT, RESEARCH AND DEVELOPMENT

     Dr. Sacharoff, 41, joined the Company in April, 1986 as Senior Staff Scientist and has held a variety of positions in the Company's Research and Development Group before being promoted to Vice President, Research and Development in July, 1996. Prior to joining the Company, Dr. Sacharoff was a Senior Staff Scientist at Raytheon Corporation. Dr. Sacharoff holds a Ph.D. in physics from Harvard University and a BS degree in Physics from Stevens Institute of Technology.

MENDERES AKDAG, PRESIDENT, LENS EXPRESS, INC.

     Mr. Akdag joined Lens Express in May, 1991 as Chief Financial Officer. Mr. Akdag was promoted to the position of Chief Executive Officer in 1992. He has been in his current position as President of Lens Express since May, 1995. Prior to joining the Company, Mr. Akdag was the Finance Manager for Beksa Steel Cord Manufacturing and Trading, Inc. Mr. Akdag holds a Bachelor of Science degree in Business Administration with a major in finance from the University of Florida. Mr. Akdag is not an officer of Summit Technology, Inc.

JEFFREY A. BERNFELD, DIRECTOR

     Mr. Bernfeld was elected to the Board in October, 1988 and was re-elected in 1995 for a three-year term expiring in 1998. Mr. Bernfeld is Vice President and General Counsel of American Science and Engineering, a manufacturer of x-ray based detection equipment. Mr. Bernfeld was Vice President and General Counsel of Spire Corporation, a publicly held company specializing in biomaterials, optoelectronics and energy technologies from June, 1992 to February, 1996. From 1991 through June, 1992, Mr. Bernfeld was a principal of the consulting firm Global Solutions, Inc. and from 1988 to 1990, Mr. Bernfeld was Vice President and General Counsel of the Mediplex Group, Inc. Prior to joining Mediplex, Mr. Bernfeld was a member of the law firm of Goldstein & Manello, P.C.

RICHARD F. MILLER, DIRECTOR

     Mr. Miller was elected to the Board in June, 1988 and was re-elected in 1997 for a three-year term expiring in 2000. Since August, 1994, Mr. Miller has served as an investment executive with First Albany Corporation, a financial services firm. From 1991 through August, 1994, Mr. Miller was a private investor, and prior to that was an investment banker employed by Tucker, Anthony & R.L. Day, Inc., from 1979 to 1991, where he last held the position of First Vice President.

JOHN A. NORRIS, DIRECTOR

     Mr. Norris was elected to the Board in May, 1990 and was re-elected in 1996. Since February, 1994, Mr. Norris has served as President of John A. Norris, Esquire, P.C., a health care law, public policy and management consulting firm founded in February, 1994. Mr. Norris was President and Chief Executive Officer of National Pharmaceutical Council, Inc., an educational resource for research-based pharmaceutical companies, from April, 1995 to March, 1996. From June, 1988 through February, 1994, he was Executive Vice President of Hill and Knowlton, Inc., a consulting and public relations firm, and served as the worldwide director of its Health Sciences Consulting Group. Prior to joining Hill and Knowlton in 1988, Mr. Norris served as Deputy Commissioner and Chief Operating Officer of the FDA from 1985 to 1988, where his main responsibility was overseeing the operations of the FDA. Mr. Norris has taught healthcare policy at Harvard University since 1988. Mr. Norris currently serves as a director of Cytologies, Inc., Horus Inc. and National Applied Sciences, Inc.

RICHARD M. TRASKOS, DIRECTOR

     Mr. Traskos was first elected to the Board in March, 1987 and was re-elected in 1995 for a three-year term expiring in 1998. Mr. Traskos is a vice president of Shoreline Insurance Co., Inc., a business insurance brokerage firm located in Clinton, Connecticut. From March, 1993 to September, 1997, Mr. Traskos was a vice president of Arthur A. Watson, Inc., a business insurance brokerage firm located in Wethersfield, Connecticut. Before joining Arthur A. Watson, Mr. Traskos served as a director and senior vice president of Allen, Russell & Allen, Inc., a business insurance brokerage and consulting firm. Mr. Traskos is a licensed insurance broker and certified insurance consultant.

     Director Liability. The Company's Articles of Organization provide that directors are not liable to the Company or its shareholders for monetary damages for breach of fiduciary duty except for: (a) any breach of the director's duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (c) under the Massachusetts Business Corporation Law, provisions imposing joint and several liability for improper distributions to shareholders or loans to officers or directors, (d) transactions from which a director derived an improper personal benefit, or (e) for any act or omission occurring prior to the effective date of such provision.

     Shareholder Derivative Action. On December 20, 1996, a shareholder of the Company filed in the United States District Court for the District of Massachusetts a derivative action, purportedly on behalf of the Company, against the Company as nominal defendant, its directors and certain of its present or former officers. The complaint alleges that the defendant directors and officers caused the Company to make public statements in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and of Sections 11 and 12 of the Securities Act of 1933. It alleges that this conduct has rendered the Company liable to the plaintiffs in, and has exposed the Company to the expense and inconvenience of defending, other shareholder securities laws class action lawsuits and has harmed the Company's reputation. The complaint further alleges that the defendant directors and officers improperly traded in the Company's Common Stock based upon material non-public information. The complaint seeks recovery from the defendant directors and officers, in an unspecified amount, for the damages allegedly caused by their alleged misconduct.

     Indemnification of Directors and Officers. The Company's By-Laws require the Company to indemnify all officers, directors, employees and agents of the Company against all liabilities and expenses they may incur on account of all actions threatened or brought against them by reason of their services to the Company. No indemnification is provided for any person with respect to any matter as to which such person has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company.

     The Company maintains a director's and officer's liability insurance policy in the aggregate amount of $5,000,000 on behalf of its directors and officers. The insurance policy expires on October 31, 1998 unless renewed or earlier terminated.

                      OTHER TRANSACTIONS AND RELATIONSHIPS

     During the fiscal year ended December 31, 1997, the Company extended a bridge loan to Robert Palmisano, the Company's Chief Executive Officer and a member of the Board of Directors, in the amount of $500,000. The loan is non-interest bearing and is payable on demand.

     See "Compensation Committee Interlocks and Insider Participation" for information regarding transactions between the Company and a firm with which Mr. Traskos is affiliated.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

     Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Mr. Miller's report on Form 5 for the year ended December 31, 1997 was filed late, and Mr. Haffey's Form 3 was amended due to an inadvertent failure to disclose shares held in a trust of which Mr. Haffey is a trustee.

                           INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company held meetings and acted by unanimous consent 29 times during 1997. Each director then serving attended more than 75% of such Board meetings and meetings of all committees of the Board on which he served.

     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent public auditors and the Board. The Audit Committee met once during 1997 to review the financial results for 1996, to review the audit plan for 1997, to review the adequacy of financial statement disclosures, to discuss the Company's internal control policies and procedures and to consider and recommend the selection of the Company's independent auditor. The current Audit Committee members are Messrs. Miller and Traskos.

     The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board regarding compensation programs of the Company and administers the Company's 1997 Stock Option Plan and the 1991 Employee Stock Purchase Plan, including making recommendations regarding issuance of stock options and shares of Common Stock to employees. The Compensation Committee held three meetings during 1997. The current Compensation Committee members are Messrs. Bernfeld and Traskos.

     The Company does not have a Nominating Committee.

                             EXECUTIVE COMPENSATION

     The following table shows for the fiscal years ended December 31, 1997, 1996 and 1995 compensation paid or accrued by the Company to (i) the Company's Chief Executive Officer, (ii) the four other most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 1997 and (iii) an individual for whom disclosure in this table would have been required but for the fact that he was not serving as an executive officer as of December 31, 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                           ANNUAL COMPENSATION           COMPENSATION
                                    ---------------------------------    ------------
                                                            OTHER         SECURITIES
        NAME AND                                            ANNUAL        UNDERLYING      ALL OTHER
       PRINCIPAL          FISCAL    SALARY     BONUS     COMPENSATION      OPTIONS/      COMPENSATION
        POSITION           YEAR       ($)       ($)          ($)           SAR'S(#)          ($)
------------------------  ------    -------    ------    ------------    ------------    ------------
Robert Palmisano........   1997     206,539    165,000     100,062(1)      300,000(2)           --
  Chief Executive
  Officer                                                   45,039(3)
                                                            11,562(4)
                           1996          --        --           --              --              --
                           1995          --        --           --              --              --

D. Verne Sharma.........   1997     250,000    74,375       62,633(1)           --             472(6)
  President & Chief                                         65,978(3)
  Operating Officer        1996     174,308    35,960       38,436(1)      100,000(9)           --
                                                                            10,000(9)           --
                           1995          --        --           --              --              --

Peter Litman............   1997     211,313    67,620           --              --              --
  Executive Vice           1996     187,502        --           --         100,000(5)        2,996(6)
  President, Corporate                                                      15,000(5)
  Business Development     1995     157,737    19,814(7)        --              --           3,000(6)

Alex Sacharoff..........   1997     133,115        --           --           1,800(8)        1,090(6)
  Vice President of        1996     103,923        --           --          10,775(8)        1,932(6)
  Research & Development   1995      94,442     2,494(7)        --             840(8)        1,472(6)

Menderes Akdag..........   1997     204,552    119,322          --              --              --
  President,               1996     156,940        --           --           5,000(11)          --
  Lens Express, Inc.       1995      88,804    80,000           --              --              --

Rajiv Bhatt.............   1997     165,276        --           --              --           1,500(6)
  Former Executive Vice                                                                     75,778(10)
  President, Treasurer &   1996     188,633        --           --         100,000(10)       2,996(6)
  Chief Financial
  Officer                                                                   15,000(10)
                           1995     165,788    21,363(7)        --              --              --

---------------
 (1) Moving and relocation expenses reimbursed by the Company.

 (2) During the year ended December 31, 1997, Mr. Palmisano received options to purchase 300,000 shares of Company Stock.

 (3) Employment tax paid on behalf of the employee by the Company.

 (4) Represents automobile allowance of $8,262 and imputed interest income of $3,300 calculated on loan.

 (5) During the year ended December 31, 1996, Mr. Litman received options to purchase 100,000 shares of Company Stock and 15,000 shares of common stock of Refractive Centers International, Inc. ("RCII") a former wholly owned subsidiary of the Company.

 (6) Dollar equivalent value of the Company's contribution to its 401(k) plan. Actual contribution made in shares of Company Stock.

 (7) Bonus received in the form of stock options to purchase shares of Company Stock and is deemed annual compensation and is, therefore, not included as long-term compensation. The amounts are calculated based on the excess of the fair market value of the Company Stock over the price on the date of the grant.

 (8) During the year ended December 31, 1997, Dr. Sacharoff received options to purchase 1,800 shares of Company Stock. During the year ended December 31, 1996, Dr. Sacharoff received options to purchase 10,775 shares of Company Stock. During the year ended December 31, 1995, Dr. Sacharoff received options to purchase 840 shares of Company Stock.

 (9) During the year ended December 31, 1996, Mr. Sharma received options to purchase 100,000 shares of Company Stock and 10,000 shares of common stock of RCII.

(10) Mr. Bhatt's employment with the Company terminated on August 18, 1997. Mr. Bhatt received a total of $75,778 from August 19, 1997 through December 31, 1997 for consulting services provided to the Company pursuant to the terms of his Severance Agreement. During the year ended December 31, 1996, Mr. Bhatt received options to purchase 100,000 shares of Company Stock and 15,000 shares of common stock of RCII.

(11) During the year ended December 31, 1996, Mr. Akdag, who is the President of the Company's Lens Express subsidiary, received options to purchase 5,000 shares of Company Stock. Mr. Akdag is not an officer of Summit Technology, Inc.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF
                                 NUMBER OF      % OF TOTAL                                     STOCK PRICE
                                SECURITIES     OPTIONS/SAR'S                                APPRECIATION FOR
                                UNDERLYING      GRANTED TO     EXERCISE OR                     OPTION TERM
                               OPTIONS/SAR'S   EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
NAME                            GRANTED(#)      FISCAL YEAR     ($/SHARE)       DATE        5%($)      10%($)
----                           -------------   -------------   -----------   ----------   ---------   ---------
Palmisano....................     300,000(1)       47.64           5.63       5/1/2007     707,506    2,241,200
Sacharoff....................       1,800(2)        0.29           7.38      9/30/2007       8,349       21,157

---------------
(1) 50,000 shares vest on 4/15/98, 50,000 shares vest on 4/15/99, 50,000 shares vest on 4/15/00, 50,000 shares vest when stock prices reaches $8.00 per share (vested 10/6/1997), 50,000 shares vest when stock price reaches $13.00 per share and 50,000 shares vest when stock price reaches $20.00 per share.

(2) Option vests in three equal annual installments beginning 9/30/98.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING          VALUE OF UNEXERCISED
                                                                 UNEXERCISED              IN-THE-MONEY
                                                               OPTIONS/SAR'S AT         OPTIONS/SAR'S AT
                                    SHARES                        FY-END(#)                FY-END($)
                                  ACQUIRED ON     VALUE      --------------------     --------------------
                                   EXERCISE      REALIZED        EXERCISABLE/             EXERCISABLE/
NAME                                  (#)          ($)          UNEXERCISABLE            UNEXERCISABLE
----                              -----------    --------    --------------------     --------------------
Akdag...........................         --           --           2,500/2,500(1)                --/--
Bhatt...........................     40,000(2)    31,200            152,050/--(1)                --/--
Litman..........................     30,000(2)    23,400        133,873/34,000(1)             4,020/--
Palmisano.......................         --           --        50,000/250,000(1)                --/--
Sacharoff.......................         --           --           7,006/4,976(1)                --/--
Sharma..........................     10,000(2)     7,800         75,000/25,000(1)                --/--

---------------
(1) Options to purchase shares of Common Stock of the Company

(2) Exercise of RCII Options

     Compensation Of Directors. The Company currently pays $10,000 per year to its outside directors for their services as directors and $1,000 per year per committee to each outside director for serving on Board committees. The Company also pays each outside director $2,000 for each Board meeting attended and $500 for each committee meeting attended.

     In addition, the Company's outside directors (the "Participants") are eligible to participate in the 1992 Stock Option Plan For Outside Directors, which constitutes a "formula plan" for purposes of Section 16b-3 promulgated under the Securities Exchange Act of 1934. Pursuant to this Plan, each Participant has been granted as of February 28, 1998, options to purchase 13,500 shares of Common Stock (at prices ranging from $5.50 to $25.31 per share). Provided that a Participant remains a director of the Company, he will be granted an additional option to acquire 3,000 shares of Common Stock on January 1, 2000 at 100% of market value.

     The Company's outside directors were each granted options to purchase 25,000 shares of Company Stock on November 4, 1996 at an option price of $5.38 per share. Of these, 8,333 options vest on November 4, 1997, 8,333 options vest on November 4, 1998 and the balance vest on November 4, 1999. On July 30, 1997, the Company's outside directors were each also granted options to purchase 35,000 shares of Company Stock at an option price of $6.75 per share. Of these, 11,667 vest on July 30, 1998, 11,667 vest on July 30, 1999 and the balance vest on July 30, 2000.

     Employment Agreements. Robert J. Palmisano was elected as the Company's Chief Executive Officer and a Director on April 15, 1997. Mr. Palmisano's employment arrangement with the Company provides that he will receive a base salary of $300,000 per year and will be eligible for discretionary bonuses, based on criteria established from time to time. In addition, Mr. Palmisano has been granted options to purchase 300,000 shares of the Company's Common Stock pursuant to the Company's 1997 Stock Option Plan, at an option price of $5.63 per share (see above for vesting information). In the event Mr. Palmisano's employment is terminated without cause, Mr. Palmisano will be entitled to severance payments equal to one year's base compensation. In the event Mr. Palmisano's employment terminates within twelve months of a change in control of the Company, Mr. Palmisano's severance payments will be equal to two years' base compensation. All of the Company's executive officers, including Mr. Palmisano, are employees-at-will.

     Severance Agreement. On July 17, 1997, the Company entered into a severance agreement with Rajiv P. Bhatt, its former Executive Vice President and Chief Financial Officer. In exchange for consulting services to continue for one year after Mr. Bhatt's separation from employment, and for certain other accommodations, the Company agreed to pay Mr. Bhatt a total of $221,375 in equal biweekly installments over one year, and to accelerate the vesting of Mr. Bhatt's existing, unexercised stock options, to the extent not already vested.

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors consists of Mr. Traskos and Mr. Bernfeld. Shoreline Insurance Agency, Inc., a firm with which Mr. Traskos is affiliated, currently serves as one of the Company's insurance brokers. Arthur
A. Watson & Company, Inc., a firm with which Mr. Traskos was affiliated through September, 1997, also served as one of the Company's insurance brokers in 1997. The aggregate premiums paid for insurance placed by Shoreline on behalf of the Company in 1997 amounted to approximately $277,625, and the aggregate premiums paid for insurance placed by Arthur A. Watson on behalf of the Company in 1997 amounted to approximately $149,470, which in each case is less than five percent of 1996 consolidated gross revenues of the Company, Shoreline, and Arthur A. Watson, respectively. The Company believes that all transactions with Shoreline and Arthur A. Watson & Company, Inc. are on terms no less favorable than those available from other companies.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1993, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filings.

                      REPORT OF THE COMPENSATION COMMITTEE

     The primary goals of the 1997 executive compensation program established and administered by the Compensation Committee were to attract, retain and recognize the achievements of superior executives and to compensate these executives in a manner that both recognized their individual performance and aligned their interests with the interests of the Company's stockholders.

     General Policies. For 1997, the executive compensation program consisted of three principal components: base salary, bonus and stock options. The level and mix of each of these components was determined on a case by case basis without reference to specific criteria or formulas.

     Base Salary. In setting the base salary of each executive, including the Chief Executive Officer, the Compensation Committee takes into account the following factors: (i) the executive's individual performance and contribution to the management team; (ii) the performance of the Company over the evaluation period by reference to the Company's stock value and its progress towards its goals of obtaining regulatory approvals for sale of its products in the United States and achieving market acceptance of procedures performed with its products; and (iii) base salaries of executives in comparable positions in comparable companies. In setting base salary, the Committee takes into account all components of an executive officer's compensation package, believing that the Company's overall compensation packages place the Company's executive officers in the middle of the range of comparable companies. The companies considered comparable by the Compensation Committee are not necessarily those represented in the peer group used by the Company in preparing its Performance Graph, but rather are companies of a comparable size, stage of development and industry located in the New England area, as well as its primary competitor in the United States. In determining base salary, the Committee reviews the foregoing factors as they relate to each executive individually and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and several senior executives in reaching its determinations.

     Cash and Non-Cash Bonuses. Cash and non-cash bonuses are awarded to individual executives principally as a mechanism to recognize and reward the executive's role in achieving short-term performance objectives of the Company. Bonuses were awarded in 1997 based on attainment of objective and subjective performance targets. These targets included certain revenue and profit criteria.

     Stock Options. The Compensation Committee views grants of stock options as a major component of an executive's compensation, believing that the grant of options aligns the interests of the executives with the interests of the stockholders by providing a direct correlation between an increase in the value of the Company's stock and executive compensation and that this method of compensation allows the Company to conserve cash resources.

     In determining the size of a stock option award for an individual executive officer, the Committee considers the same factors used for determining base salary and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer, several senior executives and the Company's Human Resources staff in reaching its determinations. The size of previous option grants is not an important factor in determining current awards. Options are typically exercisable at the market price on the date of the grant, except in the case of recruitment packages, which sometimes include options at below market price. The Company has not yet adopted a policy with respect to the million dollar cap on deduction of executive compensation.

     The Compensation Committee is composed of the two individuals whose names appear below, both of whom are independent directors of the Company. The Compensation Committee has the power and authority to administer all components of the Company's compensation program for executive officers of the Company.

                                          Compensation Committee

                                           Jeffrey A. Bernfeld
                                           Richard M. Traskos

April 15, 1998

                               PERFORMANCE GRAPH

     The following Performance Graph assumes an investment of $100 on December 31, 1992 and compares annual percentage changes thereafter in the market price of the Company's Common Stock with a market index of U.S. NASDAQ traded securities (NASDAQ Market Index -- U.S.) and an industry index (Dow Jones Medical and Biological Technology Index). The Company paid no dividends during the periods shown; the performance of the indices is shown on an actual return (dividend reinvestment) basis. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.

                                                                                         Dow Jones
                                                                                         Medical &
                                                       Summit            NASDAQ          Biological
               Measurement Period                   Technology,       Stock Market       Technology
             (Fiscal Year Covered)                      Inc.             -U.S.             Index
1992                                                    100               100               100
1993                                                     71               115                87
1994                                                     97               112                99
1995                                                    170               159               170
1996                                                     28               195               180
1997                                                     24               240               233

                             SELECTION OF AUDITORS

     KPMG Peat Marwick LLP ("Peat Marwick"), independent certified public accountants, performed the audit of the Company's financial statements for 1997. Representatives of Peat Marwick have been invited to the Annual Meeting and are expected to be present at the Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

     The Company is presently in the process of considering firms, including Peat Marwick, for engagement as its independent auditors for the year ending December 31, 1998, and anticipates making its decision shortly.

                               VOTING PROCEDURES

     The holders of a majority of the shares of outstanding Common Stock entitled to notice of and to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether or not a quorum is present at the Meeting. Shares of Common Stock which are not voted, including "broker non-votes" (i.e., shares held by a broker or nominee for a beneficial holder as to which the broker or nominee does not have discretionary voting power and does not receive voting instructions from the beneficial owner) will not be counted for purposes of determining whether or not a quorum is present.

     The affirmative vote of a majority of the shares of outstanding Common Stock entitled to notice of and to vote at the Meeting is required for the election of the nominees for Director (Proposal 1). Abstentions and broker non-votes will not be counted as affirmative votes for purposes of obtaining the required approvals and will have the effect of a vote against such Proposal.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that may come before the Meeting. If any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters. Such discretionary authority is conferred by the proxy.

     All costs of this solicitation, which is being made principally by mail, will be borne by the Company. Solicitation of proxies may be supplemented by telephone or personal contacts by the Company's directors, officers and employees without additional compensation. Brokers will be requested to forward proxy soliciting material to the beneficial owners of the stock held in such brokers' names, and the Company will reimburse them for their expenses incurred in complying with the Company's request.

                             STOCKHOLDER PROPOSALS

     In order to be considered for presentation at the 1999 Annual Meeting of Stockholders, and to be included in the proxy statement and form of proxy for that meeting, stockholder proposals must be received by the Company at its corporate offices in Waltham, Massachusetts, no later than December 14, 1998.

                                          By Order of the Board of Directors

                                          JAMES A. LIGHTMAN, Clerk

April 15, 1998

                            SUMMIT TECHNOLOGY, INC.
                                21 HICKORY DRIVE
                               WALTHAM, MA  02154

                                ---------------

             PROXY FOR SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF
                                  STOCKHOLDERS


                                  MAY 28, 1998

                                ---------------


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned hereby appoints James A. Lightman proxy of the undersigned, with power of substitution, to act for and to vote all shares of Summit Technology, Inc. common stock owned by the undersigned upon the matters set forth in the Notice of said Meeting and the related Proxy Statement, at the Special Meeting in Lieu of the Annual Meeting of Stockholders to be held at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, at 9:00 a.m. on May 28, 1998, and any adjournments thereof. The proxy is further authorized to vote, in such proxy's discretion, upon such other business as may properly come before the meeting, or any adjournments thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                                                SEE REVERSE SIDE

[X]    PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1.  ELECTION OF DIRECTORS:

        FOR             WITHHELD
      NOMINEE          FOR NOMINEE
        [ ]                [ ]
    NOMINEE:  JEFFREY A. BERNFELD

        FOR             WITHHELD
      NOMINEE          FOR NOMINEE
        [ ]                [ ]
    NOMINEE:  RICHARD M. TRASKOS

Your shares will be voted in accordance with your instructions. If you sign this proxy but do not indicate how to vote on a particular proposal, your shares will be voted FOR each of these proposals.

Check here for address change and write new address on the reverse side of this proxy. [ ]

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)________________________________________  DATED: ____________, 1998

                                                (Note: Please sign exactly as
                                                your name appears hereon. When
                                                shares are held by joint
                                                tenants, both should sign.
                                                Fiduciaries and corporate
                                                officers should indicate their
                                                full titles.)